UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2006

TRANSCOMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-33355	54-2032355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4235 Innslake Drive Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2006, TransCommunity Financial Corporation (the “Company”) entered into a separate Change in Control Agreement with the President and Chief Executive Officer of each of its subsidiary banks – James F. Keller (Bank of Powhatan, N.A.), M. Andrew McLean (Bank of Goochland, N.A.), George D. Yancey (Bank of Louisa, N.A.) and T. David Grist (Bank of Rockbridge (proposed)). Under the terms of each agreement, the Company will owe the executive officer severance pay in the event that (i) a Change in Control (as defined in each agreement) of the Company occurs during his employment with the Company or one of its wholly-owned subsidiaries and (ii) within the period beginning on the date of the closing of Change of Control and ending one year thereafter, one of the following events occurs:

•	his employment with the Company is terminated by the acquiring entity in the Change in Control for any reason, except for fraud, dishonesty, embezzlement, gross negligence or willful misconduct (including refusal to carry out his lawful duties as an officer of the Company);

•	he is removed from his position as President and Chief Executive Officer of the bank;

•	his job responsibilities are materially changed and restricted;

•	his annual salary rate is decreased; or

•	his office is based more than five miles from the facility where he was located 90 days prior to the announcement of the possible Change in Control.

The severance pay that the Company will pay under each agreement will equal the executive officer’s then current annual salary, and bonus, if any, paid for the preceding calendar year, and benefits, less appropriate withholdings. Each agreement further provides that the Company otherwise has no obligation to the executive officer if a Change in Control occurs.

The full text of the form of the Change in Control Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description
	10.1	Form of Change in Control Agreement effective June 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCOMMUNITY FINANCIAL CORPORATION

Date: June 5, 2006	By:	/s/ Bruce B. Nolte
Bruce B. Nolte
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Change in Control Agreement effective June 1, 2006.